EXHIBIT 10.44
SECOND AMENDMENT TO THE ESCO TECHNOLOGIES INC.
2004 INCENTIVE COMPENSATION PLAN
WHEREAS, ESCO Technologies Inc. (“Company”) adopted the ESCO Technologies Inc. 2004 Incentive Compensation Plan (“Plan”); and
WHEREAS, the Company retained the right to amend the Plan pursuant to Section 15 thereof; and
WHEREAS, the Company desires to amend the Plan in accordance with Section 409A of the Internal Revenue Code of 1986, as amended;
NOW, THEREFORE, effective as of October 3, 2007, the Plan is amended as follows:
1. The last sentence of Section 8(a) is deleted.
2. The second sentence in Section 10(b) is deleted and replaced with the following:
Any such dividend equivalents shall be paid to the participants awarded the Restricted Stock Award at the time the shares to which the dividend equivalents apply are delivered to the participant.
IN WITNESS WHEREOF, the foregoing Amendment was adopted on the 3rd day of October, 2007.